Exhibit 11

EXECUTION COPY

PALM, INC.
AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
Dated as of January 9, 2009

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.1. Certain Defined Terms	1
Section 1.2. Other Capitalized Terms	2
Section 1.3. Effectiveness of This Agreement	2

ARTICLE 2
Corporate Governance And Information Rights

Section 2.1. Board Representations	2
Section 2.2. Board Committees	6
Section 2.3. Information Rights	7
Section 2.4. Confidentiality	8
Section 2.5. Investor Director Expenses	9
Section 2.6. D&O Insurance	9
Section 2.7. Election of Directors; Quorum	9
Section 2.8. Notices Regarding Ownership and Investor Director Entitlement	9
Section 2.9. VCOC Investor Stockholders	11

ARTICLE 3
Transfers

Section 3.1. Transfer Restrictions	12
Section 3.2. Legends; Securities Act Compliance	15

ARTICLE 4
Certain Covenants

Section 4.1. Right to Maintain	16
Section 4.2. Standstill	17
Section 4.3. Indemnification	20
Section 4.4. Regulatory Matters	21
Section 4.5. Company Rights Agreement	21
Section 4.6. Section 16 Matters	23

ARTICLE 5
Miscellaneous

Section 5.1. Termination	24

ii

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
     THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of January 9, 2009 among Palm, Inc., a Delaware corporation (the “Company”), Elevation Partners, L.P., a Delaware limited partnership (“Elevation”), and Elevation Employee Side Fund, LLC, a Delaware limited liability company (“Side Fund” and, together with Elevation and their respective Permitted Transferees, the “Investor Stockholders”).
RECITALS
     WHEREAS, the Company and Elevation entered into a Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007 (the “Series B Purchase Agreement”), pursuant to which the Investor Stockholders purchased an aggregate of 325,000 shares (the “Series B Purchased Shares”) of the Company’s Series B Preferred Stock (as defined below) for an aggregate purchase price of $325 million on October 24, 2007;
     WHEREAS, the Company and Elevation entered into a Securities Purchase Agreement, dated as of December 22, 2008 (as amended from time to time in accordance with the provisions thereof, the “Series C Purchase Agreement”), pursuant to which the Investor Stockholders have agreed, on the terms and subject to the conditions set forth in such Series C Purchase Agreement, to purchase 100,000 shares (the “Series C Purchased Shares,” and together with the Series B Purchased Shares, the “Purchased Shares”) of the Company’s Series C Preferred Stock (as defined below) and warrants (the “Warrants”) exercisable for 7,000,000 Warrant Shares (as defined below) for an aggregate purchase price of $100 million;
     WHEREAS, the parties hereto entered into a Stockholders’ Agreement, dated as of October 24, 2007 (the “Series B Stockholders’ Agreement”), with respect to certain arrangements relating to the Company, the Series B Purchased Shares and the Series B Conversion Shares (as defined below);
     WHEREAS, the parties hereto desire to amend and restate the Series B Stockholders’ Agreement to change certain arrangements relating to the Series B Purchased Shares and provide for certain arrangements relating to the Company, the Series C Purchased Shares, the Series C Conversion Shares, the Warrants and the Warrant Shares.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.1. Certain Defined Terms. Certain terms used herein shall have the meanings given to them in Exhibit A.

     Section 1.2. Other Capitalized Terms. Capitalized terms used but not defined herein or in Exhibit A shall have the meanings given to them in the Series C Purchase Agreement.
     Section 1.3. Effectiveness of This Agreement. This Agreement amends and restates the terms of the Series B Stockholders’ Agreement in their entirety.  Such amendment and restatement of the Series B Stockholders’ Agreement shall have effect as of the Closing unless expressly stated otherwise. Notwithstanding any other provision to the contrary in this Agreement, this Agreement shall not take effect until the Closing and in the event that the Series C Purchase Agreement is terminated, this Agreement shall be void ab initio and the Series B Stockholders’ Agreement shall remain in full force and effect.
ARTICLE 2
Corporate Governance And Information Rights
     Section 2.1. Board Representations.
     (a) Immediately Following the Closing. Effective as of the time immediately following the Closing and for so long as the Board Representation Entitlement is greater than zero (0) (the “Director Entitlement Period”), (i) the Investor Stockholders shall have the right to designate or appoint that number of Directors (each, an “Appointed Director”) equal to the Board Representation Entitlement, and (ii) upon a designation of any Additional Directors (as defined below) that satisfy the specifications set forth in clauses (A) and (B) of Section 2.1(d)(ii), the Company agrees to take all necessary actions to effectuate the election of such Additional Directors to the Board as soon as reasonably practicable and in any event by the later of (x) January 15, 2009 and (y) five (5) business days upon receipt of such designation. The Investor Stockholders agree and acknowledge that Fred Anderson and Roger McNamee will continue to serve on the Board as Appointed Directors, and the Company agrees and acknowledges that each such designee meets the specifications set forth in clauses (B) and (C) of Section 2.1(d)(i).
     (b) During the Director Entitlement Period. During the Director Entitlement Period, each Appointed Director designated, nominated or appointed by the Investor Stockholders or any of their Affiliates shall be subject to the limitations set forth in Section 2.1(d) and Section 2.1(f). In addition, upon the occurrence of an increase in the authorized number of directors then constituting the Board that results in an increase in the Board Representation Entitlement to a number greater than the number of Appointed Directors then serving on the Board, the Investor Stockholders shall have the right to designate or appoint that number of additional Appointed Directors such that the total number of Appointed Directors (after giving effect to such designation or appointment) shall be equal to the Board Representation Entitlement at such time.
     (c) After the Director Entitlement Periods. After the Director Entitlement Period (and subject in each case to the limitations set forth in Section 2.1(d):

     (i) Right of Nomination. The Investor Stockholders shall have the right, subject to the limitations in this Section 2.1(c), at each annual or special meeting of stockholders of the Company at which Directors are to be elected, to designate a number of Investor Directors, and the Company shall nominate and recommend for election at such meeting, a number of Investor Directors such that if such Investor Directors are elected by the stockholders of the Company at such meeting, the number of Investor Directors on the Board shall be equal to the Investor Director Entitlement. The Company agrees to use the same efforts to cause the Investor Director designees of the Investor Stockholders to be elected to the Board as it uses to cause other nominees of the Company or the Board to be elected.
     (ii) Uncured Share Ownership Reduction; Board Size Decrease. Upon the occurrence of an Uncured Share Ownership Reduction, the Investor Stockholders at the expiration of the applicable Share Ownership Reduction Cure Period shall cause one or more Investor Directors, as applicable, to immediately resign from the Board such that following such resignation(s), the number of Investor Directors on the Board shall be equal to the Investor Director Entitlement as of the time immediately following the Share Ownership Reduction Cure Period. In addition, upon a Board Size Decrease, the Investor Stockholders shall cause one or more Investor Directors, as applicable, to immediately resign from the Board such that following such resignation(s), the number of Investor Directors on the Board shall be equal to the Investor Director Entitlement as of the time immediately following the occurrence of the Board Size Decrease, provided that if the Board Size Decrease goes into effect during a Share Ownership Reduction Cure Period, then such resignation requirement shall not take effect until the expiration of such Share Ownership Reduction Cure Period, provided that upon such expiration, the Investor Director Entitlement is less than the number of Investor Directors then serving on the Board. Upon the reduction of the Investor Director Entitlement to zero (0) pursuant to clause (A) of the definition thereof, the Investor Stockholders will promptly cause all Investor Directors to resign from the Board, unless otherwise requested in writing by or on behalf of the Board.
     (iii) Vacancy. In the event that a vacancy is created at any time with respect to a Board seat held by an Investor Director by reason of the death, disability, retirement, resignation or removal (with or without cause) of such Investor Director, the Investor Stockholders may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company shall use its reasonable best efforts to take at any time and from time to time, all actions necessary to accomplish the same, but in any case, only to the extent required to maintain the then applicable Investor Director Entitlement. For the avoidance of doubt, this Section 2.1(c)(iii) does not apply to any vacancy arising as a result of failure of an Investor Director who has been nominated and recommended in accordance with this Section 2.1(c) to be elected, but any such failure to be elected shall in no way affect the right of the Investor Stockholders to designate, nominate or appoint another individual in replacement thereof as a nominee for Investor Director with respect to the next election. In addition, upon the occurrence of an increase in the authorized number of directors then constituting the Board that results in an increase in the Investor Director Entitlement to a number greater than the number of Investor Directors then serving on the Board, the Investor Stockholders shall have the right to designate, and subject to this Section 2.1(c), the Board shall appoint, that number of additional individuals to serve as Investor Directors such that the total number of Investor Directors (after giving effect to such designation) shall be equal to the Investor Director Entitlement at such time;
provided, that if after the Closing there is a change in the applicable rules of the Exchange on which the Common Stock is listed at the time such change becomes effective that would cause the Common Stock to be delisted by such Exchange as a result of the terms of this clause (c), the voting rights of the holders of the Series B Preferred Stock and Series C Preferred Stock set forth in this clause (c) shall thereafter be limited to the extent required by such changed rules for the Common Stock to continue to be listed on such Exchange.
     (d) Limitations on Appointed Directors.
     (i) Except as provided in Section 2(d)(ii), each Appointed Director shall, at all times during which such Person serves as a Director, (A) be a present or former full-time general partner, managing director or principal of Elevation Management, LLC, (B) not be (or be a representative of or otherwise affiliated with) a direct competitor of the Company as determined in good faith by the Board, and (C) otherwise be reasonably acceptable (in terms of suitability) to the Company’s Nominating and Governance Committee as determined in good faith in the discharge of its fiduciary duties. The Investor Stockholders shall not nominate or appoint any such Appointed Director who does not meet the specifications set forth in this Section 2.1(d)(i) and shall cause any such Appointed Director to immediately resign if such director fails to meet either of the requirements set forth in clauses (i)(A) or (i)(B) above.
     (ii) If and to the extent the number of Appointed Directors is more than two (any such Appointed Director in excess of two, an “Additional Director”), each Additional Director may be a Person employed by, or be a present or former full-time general partner, managing director or principal of, Elevation or any of its Affiliates (an “Elevation Person”) so long as such Elevation Person has relevant operating, industry or other expertise; provided, however, that unless otherwise agreed in writing by the Company, Elevation shall use commercially reasonable efforts to replace each Additional Director who is an Elevation Person as soon as reasonably practicable with a designee that shall (x) not be an Elevation Person and (y) have relevant operating, industry or other expertise. Each Additional Director shall, at all times during which such Person serves as a Director, (A) not be (or be a representative of or otherwise affiliated with) a direct competitor of the Company as determined in good faith by the Board and (B) otherwise be reasonably acceptable (in terms of suitability) to the Company’s Nominating and Governance Committee as determined in good faith in the discharge of its fiduciary duties. The Investor Stockholders shall not nominate or appoint any such Additional

Director who does not meet the specifications set forth in this Section 2.1(d)(ii) and shall cause any such Additional Director to immediately resign if such director fails to meet the requirement set forth in clause (ii)(A) above.
     (e) Limitations on Other Investor Directors. Any Investor Director who is not an Appointed Director shall, at all times during which such Person serves as a Director, meet the specifications set forth in either Section 2.1(d)(i) for Appointed Directors or Section 2.1(d)(ii) for Additional Directors. The Investor Stockholders shall not nominate or appoint any Investor Director who does not meet the specifications set forth in either Section 2.1(d)(i) for Appointed Directors or Section 2.1(d)(ii) for Additional Directors and shall cause any such Investor Director to immediately resign if such Investor Director fails to meet the requirement set forth in either clause (B) of Section 2.1(d)(i) or clause (A) of Section 2.1(d)(ii).
     (f) Notification Regarding Directors. The Investor Stockholders shall notify the Company in writing of each proposed Appointed Director a reasonable time in advance of any action taken for the purpose of electing or appointing such Appointed Director, to fill a vacancy and of the mailing of any proxy statement, information statement or registration statement in which any Board nominee or Board member of the Company would be named (which in the event of any proxy statement relating to an annual meeting of stockholders of the Company shall be no later than 30 days prior to the first anniversary of the mailing of the proxy statement related to the previous year’s annual meeting of stockholders), together with all information concerning such nominee reasonably requested by the Company, so that the Company may determine whether such nominee complies with the above qualifications and so that the Company can comply with applicable disclosure rules; provided that in the absence of such notice, the Investor Stockholders shall be deemed to have designated or nominated the same Investor Directors as set forth in the most recent notice delivered to the Company pursuant to this Section 2.1(f).
     (g) Fundamental Change. The rights granted to the Investor Stockholders under this Section 2.1 shall survive a Fundamental Change to the extent that the Investor Stockholders continue to Beneficially Own in the aggregate, excluding Shared Beneficial Ownership, no less than 7.5% of the Total Current Voting Power of the Survivor of a Fundamental Change, provided that for all purposes of this Section 2.1, the board of directors of the Survivor of a Fundamental Change shall be substituted for the Board. The Investor Stockholders shall cause all Appointed Directors and/or Investor Directors to resign from the Board effective upon the occurrence of a Fundamental Change to the extent that either (i) the Investor Stockholders are no longer entitled to designate or nominate such directors as a result of this Section 2.1(g) or (ii) the Company is not the Survivor of such Fundamental Change. To the extent that the Company is not the Survivor of a Fundamental Change and the Investor Stockholders would be entitled to nominate or designate a member to the board of directors or similar governing body of the Survivor of a Fundamental Change pursuant to Section 2.1(c)(i) (substituting the Survivor of a Fundamental Change for the Company therein) and this Section 2.1(g), such Survivor of a Fundamental Change shall cause one (1) designee of the Investor Stockholders to be elected or appointed to the board of directors or equivalent governing body of the Survivor of a

Fundamental Change promptly following the Fundamental Change. In the event the Investor Stockholders at any time cease to Beneficially Own in the aggregate, excluding Shared Beneficial Ownership, at least 7.5% of the Total Current Voting Power of the Survivor of a Fundamental Change, all rights granted under this Section 2.1 shall cease and the Investor Stockholders shall cause all Appointed Directors and/or Investor Directors to promptly resign from the board of directors or equivalent governing body of the Survivor of a Fundamental Change.
     (h) Advance Resignation Letters. The Company and any Survivor of a Fundamental Change may implement the resignation provisions of this Section 2.1 by requiring, prior to or after becoming a member of the Board (with respect to the Company) or the board of directors or similar governing body (with respect to the Survivor of a Fundamental Change), each Appointed Director and/or Investor Director to execute and deliver an undated resignation letter to the Secretary of the Company or the Survivor of a Fundamental Change, as the case may be, which the Company and/or the Survivor of a Fundamental Change agrees shall not be dated or become effective until such time as an Investor Director’s and/or Appointed Director’s resignation is required pursuant to this Section 2.1.
     (i) Exercise of Rights. Unless otherwise agreed in writing by the Investor Stockholders (which agreement shall be delivered to the Company as a condition to its effectiveness), the Board designation and nomination rights pursuant to this Section 2.1 will be exercised by Elevation.
     Section 2.2. Board Committees. Subject to the requirements of applicable Law, the Exchange on which the Company’s securities are then traded and Committee Qualification Requirements, for as long as there is an Appointed Director or the Investor Director Entitlement is not zero, the Investor Stockholders shall be entitled to designate or nominate at least one (1) Appointed Director or Investor Director (as the case may be) and the Board shall appoint such director, to serve on each standing committee of the Board, except that where the requirements of applicable Law, the rules of the Exchange on which the Company’s securities are then traded or Committee Qualification Requirements prescribe certain qualifications for such service on a standing committee of the Board and such Appointed Director or Investor Director, as applicable, does not meet such qualifications (excluding, for this purpose, the “exceptional and limited circumstances” exception under the Marketplace Rules of Nasdaq), the Investor Stockholders shall be entitled to have at least one (1) Appointed Director or Investor Director be an observer to such Board committee who will not be a member, voting or otherwise, of such Board committee. Notwithstanding any such observer status, any Board committee may hold executive sessions at which the observer is not permitted to be present and may withhold information from the observer in order to avoid any conflict of interest or in light of corporate governance concerns, or to comply with applicable Laws, and rules of the Exchange on which the Company’s securities are then traded, in each case as reasonably determined in good faith by such Board committee.

     Section 2.3. Information Rights.
     (a) Subject to Section 2.3(b) and Section 2.4, during the Information Rights Period, the Company will deliver to the Investor Stockholders or an Investor Director the following information:
     (i) on an annual basis and promptly after it has been made available (but no later than 30 days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case, solely to the extent and in such manner and form prepared by or for the Company’s Board;
     (ii) on an annual basis and promptly after it has been made available (but no later than 60 days after the end of each fiscal year), annual unaudited financial and operating reports of the Company, solely to the extent and in such manner and form prepared by or for the Board;
     (iii) on a quarterly basis and promptly after it has been made available (but in no event later than 35 days after the end of each quarter), unaudited quarterly financial and operating reports of the Company, solely to the extent and in such manner and form prepared by or for the Board;
     (iv) final drafts of monthly management and operating reports of the Company as reasonably requested by the Investor Stockholders solely to the extent and in such manner and form prepared by or for the Company’s chief executive officer and/or provided to the Board; and
     (v) such other financial, management and operating reports reasonably requested by the Investor Stockholders solely to the extent and in such manner and form prepared for the Board.
     (b) If during the Information Rights Period the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, the Company shall deliver the following to the Investor Stockholders or an Investor Director in such manner and form as customarily provided to the Board:
     (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (to the extent practicable), (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent it shall be available) with the opinion of the independent registered public accounting firm selected by the Company’s Audit Committee with respect to such financial statements; and

     (ii) in lieu of providing the information required under Section 2.3(a)(iii), as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter (to the extent practicable), an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP.
     Section 2.4. Confidentiality. The Investor Stockholders agree to and shall cause each of their Affiliates to (i) keep confidential (x) all proprietary and non-public information regarding the Company and its Subsidiaries received pursuant to Section 2.3 or otherwise hereunder, whether through an Appointed Director, an Investor Director or otherwise, and (y) all “Confidential Information” (as defined in the Confidentiality Agreement) provided to the Investor Stockholders or their Affiliates or representatives under the Confidentiality Agreement prior to the termination of such Confidentiality Agreement on October 24, 2007 pursuant to the terms of the Series B Purchase Agreement (clauses (x) and (y) collectively, “Confidential Information”), and in each case not to disclose or reveal any such information to any Person without the prior written consent of the Company other than those of its directors, general partner and officers, attorneys, accountants and financial advisors (“Permitted Representatives”) who need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Investor Stockholders in the Series B Preferred Stock, the Series C Preferred Stock or Common Stock and to cause those Permitted Representatives to observe the terms of this Section 2.4 and agree for the benefit of the Company to do so and (ii) not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Investor Stockholders in the Series B Preferred Stock, Series C Preferred Stock or Common Stock (it being understood that none of the Investor Stockholders or any Affiliate shall contravene applicable Laws with respect to insider trading; provided that nothing herein shall prevent the Investor Stockholders or any Affiliate from disclosing any such information that (1) is or becomes generally available to the public in accordance with Law other than as a result of a disclosure by the Investor Stockholders, any Affiliate, Permitted Representatives, Affiliates or subsidiaries of Investor Stockholders or in violation of this Section 2.4 or any other confidentiality agreement between the Company and such Person or any other legal duty, fiduciary duty, or other duty of trust and confidence, of such Person, (2) was within the Investor Stockholders’ or an Affiliate’s possession or developed by it prior to being furnished with such information (provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the Company with respect to such information), (3) becomes available to the Investor Stockholders or an Affiliate on a non-confidential basis from a source other than the Company (provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the Company with respect to such information), or (4) is required to be disclosed by Law or Order (provided that prior to such disclosure, the Investor Stockholders or such Affiliate shall, unless prohibited by Law or Order, promptly notify the Company of any such disclosure, use reasonable efforts to limit the disclosure requirements of such Law or Order, and maintain the confidentiality of such information to the maximum extent permitted by Law or Order).
     Section 2.5. Investor Director Expenses. The Company shall reimburse each Appointed Director and each Investor Director for their reasonable out of pocket expenses incurred for the purpose of attending meetings of the Board or committees thereof, in accordance with the Company’s reimbursement policy in effect from time to time.
     Section 2.6. D&O Insurance. During the period that an Appointed Director or Investor Director is a Director, such Director shall be entitled to benefits under any director and officer insurance policy maintained by the Company to the same extent as any similarly situated Directors.
     Section 2.7. Election of Directors; Quorum.
     (a) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the stockholders of the Company called, and at every postponement or adjournment thereof, each Investor Stockholder agrees to, and agrees to cause each Permitted Transferee to, in each case subject to the Company’s compliance with Section 2.1 in connection with such meeting (or action by written consent) and vote any and all shares of Common Stock Beneficially Owned by it or them (subject to the Maximum Voting Percentage), or to cause any such shares to be voted (in each case to the extent such Common Stock Beneficially Owned by it or them is eligible to so vote), at the election of each Investor Stockholder, in its sole discretion, in connection with any election or removal of Directors in (i) the manner recommended by the Board with respect to the election or removal of each Director, or (ii) the same proportion as the votes of all stockholders of the Company other than Elevation and its Affiliates present in person or by proxy at the meeting with respect to the election or removal of each Director.
     (b) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the stockholders of the Company called, and at every postponement or adjournment thereof, each Investor Stockholder agrees to, and agrees to cause each Permitted Transferee to, cause any and all shares of Common Stock Beneficially Owned by it or them and entitled to be voted thereat to be present in person or represented by proxy at the meeting so that all such shares shall be counted as present for determining the presence of a quorum at such meeting.
     Section 2.8. Notices Regarding Ownership and Investor Director Entitlement.
     (a) Until such time as the Investor Director Entitlement is zero (0), the Investor Stockholders shall provide prompt written notice to the Company reasonably prior to, if practicable, but in any event within two (2) days after, any Transfer by the Investor Stockholders of any Purchased Shares, Conversion Shares, Warrants or Warrant Shares and shall state in such notice the material terms of such Transfer and an accurate accounting of the resulting Beneficial Ownership (including what portion thereof is Shared Beneficial Ownership) of the Investor Stockholders immediately following such Transfer. In addition, the Investor Stockholders will comply with the requirements set forth in Section 3.1(g). If the Investor Stockholders Transfer (other than pursuant to a bona fide pledge, but not a foreclosure thereon and other than to one or more Permitted Transferees) and/or convert into Common Stock a majority of the Purchased Shares, or if the Investor Stockholders Transfer (other than pursuant to a bona fide pledge, but not a foreclosure thereon and other than to one or more Permitted Transferees) and/or exercise for Common Stock a majority of the Warrants, the Investor Stockholders shall promptly (and in any event within two (2) days) notify the Company in writing. If the Company reasonably believes that the Investor Stockholders have Transferred (other than pursuant to a bona fide pledge, but not a foreclosure thereon, and other than to one or more Permitted Transferees) and/or converted a majority of the Purchased Shares, or have Transferred (other than pursuant to a bona fide pledge, but not a foreclosure thereon, and other than to one or more Permitted Transferees) and/or exercised a majority of the Warrants, it shall provide written notice, and the Investor Stockholders shall promptly confirm in writing whether or not they have so Transferred and/or converted a majority of the Purchased Shares or Transferred and/or exercised a majority of the Warrants.
     (b) If the Company believes in good faith that there has been a reduction in the Investor Director Entitlement or the Board Representation Entitlement due to either (i) a Share Ownership Reduction or (ii) a Board Size Decrease, it shall provide written notice (the “Company Notice”) to the Investor Stockholders setting forth the Company’s calculation in reasonable detail of the Elevation Beneficial Ownership Percentage, and based on such Elevation Beneficial Ownership Percentage, the then applicable Investor Director Entitlement or Board Representation Entitlement, as the case may be. If in response to the Company Notice, the Investor Stockholders determine to acquire Beneficial Ownership of additional shares of Common Stock during the Share Ownership Reduction Cure Period, then within the Share Ownership Reduction Cure Period, the Investor Stockholders shall provide additional written notice (the “Additional Notice”) to the Company informing the Company of (i) whether or not they acquired Beneficial Ownership of a sufficient number of shares of Common Stock within the Share Ownership Reduction Cure Period to allow them to retain the Investor Director Entitlement or Board Representation Entitlement, as the case may be, as of immediately prior to the reduction of the Investor Director Entitlement or Board Representation Entitlement, as the case may be, that would otherwise occur (the result of such acquisitions, a “Beneficial Ownership Cure”), and (ii) the Elevation Beneficial Ownership of the date of the Additional Notice. Failure by the Investor Stockholders to provide the Additional Notice within the Share Ownership Reduction Cure Period shall be deemed confirmation that there has been the reduction in Investor Director Entitlement or Board Representation Entitlement, as the case may be, set forth in the Company Notice. Nothing in this Section 2.8 is intended to modify the restrictions set forth in Section 4.2 or the Standstill Limit.

     Section 2.9. VCOC Investor Stockholders.
     (a) With respect to each Investor Stockholder that is an Elevation Entity or a Controlled Affiliate of an Elevation Entity (for so long as they are Controlled Affiliates thereof), in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations, that holds Series B Preferred Stock, Series C Preferred Stock or Conversion Shares (each, a “VCOC Investor Stockholder”), at the written request of such VCOC Investor Stockholder, the Company shall, with respect to each such VCOC Investor Stockholder:
     (i) provide such VCOC Investor Stockholder or its designated representative with the following: (1) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the VCOC Investor Stockholder shall reasonably request; (2) copies of the information set forth in Section 2.3(a); and (3) copies of all materials provided to the Board; and
     (ii) make appropriate officers and members of the Board available periodically and at such times as reasonably requested by such VCOC Investor Stockholder for consultation with such VCOC Investor Stockholder or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;
     The Company reserves the right to withhold any information and restrict access pursuant to clauses (i) and (ii) above (A) to the extent such information or access could adversely affect the attorney-client privilege between the Company and its counsel, (B) to any VCOC Investor Stockholder that is not a party to this Agreement, unless such VCOC Investor Stockholder agrees to be bound by, but not benefit from, the obligations under this Agreement as an Investor Stockholder, or (C) to any VCOC Investor Stockholder that is a direct competitor of the Company.
     (b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor Stockholder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

ARTICLE 3
Transfers
     Section 3.1. Transfer Restrictions.
     (a) No Investor Stockholder shall Transfer any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares other than as expressly permitted by, and in compliance with, the other provisions of this Section 3.1. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 3.1 shall terminate upon the consummation of a Fundamental Change.
     (b) Subject to Section 3.1(d), prior to the six (6) month anniversary of the Closing Date (the “Restricted Period Termination Date”), no Investor Stockholder shall Transfer any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares, other than as expressly permitted by, and in compliance with, the following provisions of this Section 3.1(b):
     (i) An Investor Stockholder may Transfer any or all of its shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares (A) to the Company or any of its Subsidiaries or (B) pursuant to any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of any of the Company’s Capital Stock, provided that such transaction is an Approved Transaction which, to the extent of any Transfer of Series B Preferred Stock or Series C Preferred Stock, provides for such Series B Preferred Stock or Series C Preferred Stock to receive consideration no greater than the higher of (x) the consideration on a per share as-converted basis deliverable with respect to the Common Stock and (y) the Regular Liquidation Preference.
     (ii) An Investor Stockholder may Transfer any or all of its shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares to any Permitted Transferee of such Investor Stockholder; provided that such Permitted Transferee (A) agrees to be bound hereunder as an Investor Stockholder, (B) agrees that the representations, covenants and other agreements made by the assignor herein shall be deemed to have been made by such Transferee, (C) shall execute a counterpart to this Agreement, the execution of which shall constitute such Transferee’s agreement to the terms of this Section 3.1(b)(ii), and (D) agrees that all notices hereunder to it may be delivered to Elevation on its behalf. Upon such a Transfer, the Permitted Transferee shall be deemed an Investor Stockholder hereunder and shall be entitled to the rights, and subject to the obligations and restrictions, contained herein.
     (iii) The Investor Stockholders may, solely for the purpose of securing bona fide indebtedness for borrowed money (a “Secured Loan”) from any bank or financial institution (“Lenders”), make a bona fide pledge of any or all of the Purchased Shares, Conversion Shares, Warrants or Warrant Shares and such Lenders may execute a bona fide foreclosure upon such Purchased Shares, Conversion Shares, Warrants or Warrant Shares upon the terms and subject to the conditions set forth in any such Secured Loan, provided that any pledge or other contractual encumbrance or foreclosure resulting from a Secured Loan (including an obligation to repay such Secured Loan with the proceeds of any Transfer of, or dividend or distribution on, any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares) shall not be deemed to be a Transfer associated with such shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares; provided, however, that the aggregate principal amount of all outstanding Secured Loans of the Investor Stockholders may not exceed 30% of the aggregate fair market value, on the date of the incurrence of any such Secured Loan, of all of the Purchased Shares, Conversion Shares, Warrants and/or Warrant Shares pledged to secure such indebtedness.
     (iv) The Investor Stockholders shall Transfer shares of Series C Preferred Stock and Warrants to the extent required pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement.
     As used herein, “Approved Transaction” means any tender offer, exchange offer, merger, sale of the Company, reclassification, reorganization, recapitalization or other transaction that either (x) has been approved or recommended by the Board (and which at the time of Transfer continues to be approved or recommended by the Board) or (y) has not been effectively precluded by operation of the Company Rights Agreement because either (1) the Board has taken action such that the acquiring person in such transaction would not be an “Acquiring Person” (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) or such that the “Distribution Date” (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) would not occur in connection with such transaction or the Rights will otherwise not effectively preclude such transaction or (2) an Order has been issued invalidating or enjoining operation of the Company Rights Agreement in respect of such transaction. To the extent that any tender offer is effectively precluded by operation of the Company Rights Agreement, the Company will take such actions under its control as are reasonably requested by the Investor Stockholders so as to enable the Investor Stockholders to timely tender into such offer prior to expiration thereof (including any extensions thereto), shares of Common Stock that would be received upon conversion of the Series B Preferred Stock or Series C Preferred Stock or exercise of the Warrants, in each case in the event the tender offer is no longer effectively precluded, without requiring conversion of the Series B Preferred Stock or Series C Preferred Stock or exercise of the Warrants, in each case until after such time as such tender offer is no longer effectively precluded.
     (c) After the Restricted Period Termination Date, the Investor Stockholders shall have the right to Transfer any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares without restriction hereunder, subject to the provisions of Section 2.8, Section 3.1(d), Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.2, provided that in the case of any Transfer to a Permitted Transferee, such

Permitted Transferee (i) agrees to be bound hereunder as an Investor Stockholder, (ii) agrees that the representations, covenants and other agreements made by the assignor herein shall be deemed to have been made by such Transferee, (iii) shall execute a counterpart to this Agreement, the execution of which shall constitute such Transferee’s agreement to the terms of this Section 3.1(c), and (iv) agrees that all notices hereunder to it may be delivered to Elevation on its behalf. Upon such a Transfer, the Permitted Transferee shall be deemed an Investor Stockholder hereunder and shall be entitled to the rights, and subject to the obligations and restrictions, contained herein.
     (d) No Investor Stockholder may, together with its Affiliates, in any single transaction or series of related transactions, whether on, before or after the Restricted Period Termination Date, Transfer to any Person or group of related Persons (other than Permitted Transferees) shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares to the extent such Person or group of related Persons would, to the knowledge of such Investor Stockholder after due inquiry (it being understood that due inquiry shall not be required in circumstances where the purchaser in a sale transaction is not reasonably identifiable, such as in a “brokers’ transaction” as defined in Rule 144 under the Securities Act), upon completion of the Transfer of such Conversion Shares Beneficially Own more than ten percent (10%) of the outstanding Common Stock, unless such Transfer (i) has been approved by, or is in connection with a transaction approved or recommended by, the Board, (ii) is made pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction that is an Approved Transaction, or (iii) is to an underwriter or placement agent in a Public Offering, provided that such underwriter or placement agent implements reasonable protections to the extent practicable so that such offering will not be made to, and would not reasonably facilitate the acquisition of Common Stock by, a Person or group of related Persons who after such offering would Beneficially Own more than 10% of the Common Stock. To the extent that any tender offer is not an Approved Transaction, the Company will take such actions under its control as are reasonably requested on a non-public basis and in compliance with Section 4.2 by the Investor Stockholders so as to enable the Investor Stockholders to timely tender into such offer prior to expiration thereof (including any extensions thereto), shares of Common Stock that would be received upon conversion of the Series B Preferred Stock or Series C Preferred Stock or upon exercise of the Warrants, in the event the tender offer becomes an Approved Transaction, without requiring conversion of the Series B Preferred Stock or Series C Preferred Stock or exercise of the Warrants until after such time as such tender offer is an Approved Transaction.
     (e) Any Transfer not made in accordance with this Section 3.1 shall be null and void and of no force or effect regardless of whether the proposed Transferee had actual or constructive knowledge of the Transfer restrictions set forth herein, and no such proposed Transfer will be recorded on the stock transfer books of the Company.
     (f) (i) Subject to applicable Law, the Investor Stockholders (other than the Appointed Directors and the Investor Directors with respect to any Equity Securities held directly by such Persons, or indirectly by such Persons through family trusts, or similar arrangements or held directly by family members sharing the same household as the Appointed Director or Investor

Director) will not be subject to the Company’s trading policies requiring pre-clearance or limiting trading to specified dates (it being understood that this is not intended to modify the rights or obligations set forth in the Amended and Restated Registration Rights Agreement), and (ii) the Investor Stockholders acknowledge their obligation hereunder not to Transfer shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares in contravention of applicable Law, including each of Section 10(b) and Rule 10b-5 of the Exchange Act.
     (g) The Investor Stockholders will comply with the Transfer notice provisions of Section 2.8. In addition, during the Information Rights Period, the Investor Stockholders will provide the Company with at least 24 hours advance notice (which notice must be delivered on a Business Day) of any Transfer (other than a Transfer to a Permitted Transferee) to be made during a period when the Company’s directors and executive offices are prohibited by Company policies from effecting any Transfer.
     (h) The Investor Stockholders shall not be subject to any restrictions on Transfer other than as set forth in this Agreement, applicable Law and to the extent applicable, the Amended and Restated Registration Rights Agreement.
     Section 3.2. Legends; Securities Act Compliance.
     (a) Each certificate representing Conversion Shares and each certificate representing Warrant Shares will bear a legend conspicuously thereon to the following effect:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
     (b) In addition to the restrictions set forth in Section 3.1, the Investor Stockholders and each Permitted Transferee shall not offer, sell or legally transfer any shares of Series B Preferred Stock or Series C Preferred Stock, the Conversion Shares, the Warrants or the Warrant Shares except pursuant to: (i) an effective registration statement under the Securities Act; (ii) an opinion of legal counsel reasonably acceptable to the Company that such Transfer is exempt from the registration requirements of Section 5 of the Securities Act; (iii) pursuant to Rule 144; or (iv) a “no action” letter from the staff of the SEC addressed to the Investor Stockholders or a Permitted Transferee to the effect that the Transfer without registration would not result in a recommendation by the staff to the SEC that action be taken with respect thereto.
     (c) In the event that any Conversion Shares or Warrant Shares are Transferred in a Public Offering, the Company shall promptly, upon request, but in any event not later than is necessary in order to consummate the sale of such securities pursuant to such Public Offering, remove the legend set forth above in connection with such Transfer. In the event that any Conversion Shares or Warrant Shares are Transferred pursuant to Rule 144, the Company shall upon request, upon receipt of documentation reasonably required by the Company to confirm such Investor Stockholder’s eligibility to sell such Conversion Shares or Warrant Shares pursuant to Rule 144, promptly but in any event not later than is necessary in order to consummate the sale of such securities pursuant to Rule 144 (subject to receipt of such documentation a reasonable period of time prior to such sale), remove the second sentence of the legend set forth above in connection with such Transfer.
     (d) In the event that any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares are Transferred in compliance with Section 3.1(b)(i), the Company shall promptly, upon request, but in any event not later than is necessary in order to consummate such Transfer, remove the second sentence of the legend set forth above in connection with such Transfer.
     (e) In the event that any Conversion Shares or Warrant Shares become transferable pursuant to Rule 144(k) under the Securities Act and the terms of this Section 3.2 no longer restrict the Transfer of such Conversion Shares or Warrant Shares by the holder thereof, the Company shall promptly upon request remove the legends set forth above from the certificates representing such Conversion Shares or Warrant Shares.
     (f) Upon the termination of the restrictions set forth in Section 3.1, the Company shall promptly, upon request, deliver a replacement certificate not containing the second sentence of the legend set forth above.
ARTICLE 4
Certain Covenants
     Section 4.1. Right to Maintain. During the Right to Maintain Period:
     (a) The Company shall provide the Investor Stockholders the opportunity to purchase in any Offering of the type described in clause (ii) of the definition of “Offering” (which is not also of the type described in clause (i) of the definition of “Offering”), and shall use its reasonable best efforts to provide the Investor Stockholders the opportunity to purchase in any Offering of the type described in clause (i) of the definition of “Offering”, up to their respective Pro Rata Shares; provided, however, in no event shall the Investor Stockholders be entitled to purchase an amount of Equity Securities in any such Offering that would cause Section 4.2 to be violated.
     (b) The Company shall send a written or electronic notice (the “Offering Notice”) in a manner it deems reasonably appropriate under the circumstances (which notice may or may not be in the same manner contemplated by Section 5.9) to Elevation on behalf of the Investor

Stockholders at the latest address or e-mail address known to the Company, indicating (i) the number of Equity Securities expected to be offered and the material terms of such Equity Securities, (ii) the expected price at which it proposes to offer such Equity Securities, or the expected formula for determining such price, (iii) the expected timing of the Offering, and (iv) the name, telephone and facsimile number or e-mail address of the Person at the Company to whom the Investor Stockholders should deliver a Response Notice (as defined below). To the extent that the Company in good faith determines that the process for the Investor Stockholders’ exercise of their rights pursuant to this Section 4.1 delays or impairs the Company’s ability to access the public markets at will, the Company shall notify the Investor Stockholders, and the Company and the Investor Stockholders will negotiate in good faith to modify such process to the extent practicable so that it no longer causes such delay or impediment (it being understood that no such negotiation shall impair or delay any impending Offering and any Offering may be consummated during such negotiations without giving the Investor Stockholders the right to participate).
     (c) As promptly as practicable after its receipt of the Offering Notice, the Investor Stockholders shall provide the Company with written notice indicating its desire to purchase Equity Securities in the Offering, and indicating the name, telephone number, facsimile number or e-mail address of the Person or Persons that the underwriter(s) of the Offering should call to coordinate with respect to any sales to such purchaser (the “Response Notice”). If the Investor Stockholders or a Permitted Transferee shall fail to provide the Company with a Response Notice prior to the earlier to occur of (i) six hours before the pricing of the Offering, and (ii) one Business Day prior to the date of the expected Offering as set forth in the Offering Notice, then the Investor Stockholders shall not be given the opportunity to purchase Equity Securities in the Offering. In any event, it shall be a condition to the Investor Stockholders’ or a Permitted Transferee’s opportunity to purchase Equity Securities in an Offering that it comply with the reasonable requests of the underwriter(s) necessary for it to purchase shares in the Offering (e.g., establishing an account with an underwriter in the Offering). The rights of the Investor Stockholders under this Section 4.1 shall not modify the restrictions set forth in Section 4.2 with respect to the then applicable Standstill Limit.
     (d) Without limiting the generality of the foregoing, with respect to an Offering of the type described in clause (i) of the definition of “Offering”, the Company and the Investor Stockholders will comply with the provisions of the Amended and Restated Registration Rights Agreement to the extent the provisions of such Amended and Restated Registration Rights Agreement are then applicable.
     Section 4.2. Standstill.
     (a) During the Standstill Period, except as required in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions pursuant to the Series C Purchase Agreement, the Investor Stockholders shall not, and the Investor Stockholders shall ensure that none of the Elevation Entities or their respective Affiliates shall, nor shall any of the foregoing Persons act in concert with any other Person to:

     (i) except (x) as a result of the Beneficial Ownership of or exercise of any Rights, (y) for the receipt of any Capital Stock, rights or other securities from the Company pursuant to the terms of the Series B Preferred Stock, Series C Preferred Stock or Warrants (or the exercise or conversion of any such Capital Stock rights or other securities), including any increase in the number of shares of Common Stock issuable upon conversion or exercise of the Series B Preferred Stock, Series C Preferred Stock or Warrants as a result of any anti-dilution or other terms thereof or the exercise of rights pursuant to Section 4.1 hereof and (z) Equity Securities issued to Appointed Directors or Investor Directors in their capacities as such, if any, (A) acquire any Economic Right or Beneficial Ownership of Equity Securities or (B) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire Equity Securities, in each case, if the effect of such acquisition would be that the Common Stock Beneficially Owned in the aggregate by the Investor Stockholders and their Affiliates (including, without limitation, any 13D Group of which any Investor Stockholder or any Affiliate thereof is a member) would exceed the Standstill Limit, provided that for purposes of calculating the number of shares of Common Stock Beneficially Owned by the Investor Stockholders and their Affiliates, there shall be excluded from such calculation shares of Common Stock Beneficially Owned by Affiliates of the Investor Stockholders that are not also Beneficially Owned by the Investor Stockholders, up to a maximum number of shares of Common Stock that will be excluded pursuant to this clause equal to one percent (1%) of the Diluted Common Shares Outstanding;
     (ii) (A) solicit or participate in any solicitation of proxies with respect to any Voting Stock, or (B) seek to advise or influence any Person with respect to the voting of any Voting Stock (other than (x) the Investor Stockholders or any Affiliate or (y) other than in accordance with and consistent with the recommendation of the Board); provided, that the limitation contained in this clause (ii) shall not apply to any proposal recommended by the Board relating to a Change in Control of the Company to be voted on by the Company’s stockholders that is not instituted or proposed by any Investor Stockholder or any Affiliate of any Investor Stockholder or any 13D Group of which any Investor Stockholder or any Affiliate of an Investor Stockholder is a member;
     (iii) deposit any Voting Stock in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any Person with respect to the voting of such Voting Stock;
     (iv) join a 13D Group (other than a group comprising solely of the Investor Stockholders and their Permitted Transferees) or other group, or otherwise act in concert with any third Person for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities;
     (v) effect or seek, offer or propose (whether publicly or otherwise) to effect any Change in Control of the Company;

     (vi) effect or seek, offer or propose (whether publicly or otherwise) to effect any recapitalization (other than the Merger), restructuring, liquidation, dissolution or other transaction with respect to the Company or any of its Subsidiaries;
     (vii) authorize or take any action to permit any Affiliate of Elevation to be named as a director candidate on a proxy or ballot of any other Person other than the proxy or ballot of the Company with the recommendation of the Board;
     (viii) otherwise act, alone or in concert with others, to effect or seek, offer or propose (whether publicly or otherwise) to effect control of the management, Board or policies of the Company or to seek a waiver of any provision of this Agreement or the voting and conversion limits set forth in the Series B Certificate of Designation and Series C Certificate of Designation; provided, however, that no action by an Appointed Director or Investor Director (solely in their capacities as such) shall be deemed to violate this Section 4.2(a)(viii);
     (ix) take any action that results in the Investor Stockholders having to file or amend a Schedule 13D indicating an intention, plan or proposal to do any of the foregoing; or
     (x) otherwise take any action that would or could reasonably be expected to compel the Company to make a public announcement regarding any of the matters set forth in this Section 4.2.
     (b) If, at any time during the Standstill Period, (i) the Company has entered into a definitive agreement, the consummation of which would result in a Fundamental Change, or (ii) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Fundamental Change and the Board has not recommended that its stockholders reject such offer within the time period contemplated by Rule 14d-9, for so long as such condition continues to apply, the limitation on the actions described in clauses (a)(ii), (a)(iii), (a)(iv) (and any related acquisition of Beneficial Ownership solely by being part of a group shall be exempt from (a)(i)), (a)(v), (a)(vi), (a)(ix) and (a)(x) above shall not be applicable to the Investor Stockholders (but all other provisions of this Agreement will, subject to Section 4.2(c), continue to apply).
     (c) Anything in this Section 4.2 to the contrary notwithstanding, this Section 4.2 shall not prohibit or restrict any actions taken by the Investor Stockholders’ designee or designees on the Board in their capacities as a member of the Board and in compliance with and subject to his or her fiduciary duties as a member of the Board.
     (d) The Investor Stockholders agree that during the Standstill Period they will not directly or indirectly propose, effect or agree to any transaction which if consummated would result in a Change of Control of the Company in which the acquiring counterparty is (i) an Investor Stockholder or an Affiliate of an Investor Stockholder or (ii) a member of a 13D Group of which an Investor Stockholder or an Affiliate of an Investor Stockholder is also a member, in each case unless such transaction is approved by (or in the case of a tender or exchange offer, is conditioned on the receipt of tenders from), the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by the Investor Stockholders or any of their affiliates (as defined in Section 12b-2 of the Exchange Act).
     Section 4.3. Indemnification.
     (a) The Company shall defend, indemnify and hold harmless the Investor Stockholders and each Investor Stockholder Controlling Person and their respective directors, officers, employees and agents, in their respective capacities as such (the “Indemnitees”) against any out-of-pocket: costs, penalties, judgments, awards, disbursements, amounts paid in settlement or compromise and expenses (including reasonable attorneys’ fees and expenses) (collectively “Damages”) arising out of or resulting from any governmental or third party allegations or claim commenced or made on or after October 24, 2007 against such Indemnitee relating to any act or omission (or alleged act or omission) by the Company or any of its Subsidiaries (each such claim, a “Vicarious Claim”), including any Damages arising out of or relating to any federal, state or other securities law arising out of or relating to any offer or sale of securities by the Company or its Subsidiaries, provided that the Company will not be liable for any such Damages to the extent that such Damages are judicially determined to have resulted primarily from an Indemnitee’s express acts or omissions that are in bad faith or constitute willful misconduct, and upon such a judicial determination the Investor Stockholders will, and will cause each other Indemnitee to, promptly reimburse the Company for any amounts previously paid by the Company for which the Company is not liable pursuant to the terms of this Section 4.3. At the Company’s request, the Investor Stockholders and the other Indemnitees shall consent to the entry of a judgment or enter into any settlement with respect to any Vicarious Claim to which they are parties provided that such judgment or settlement includes an unconditional release of each Indemnitee with respect to such Vicarious Claim without imposing any obligations or liabilities on any Indemnitee. The Investor Stockholders and the other Indemnitees shall not consent to the entry of a judgment or enter into any settlement of claims against them in any Vicarious Claim without the written consent of the Company, not to be unreasonably withheld. Notwithstanding anything in this Section 4.3 to the contrary, the Damages shall not include any lost profits based on the potential appreciation of or hypothetical investment returns on the Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares.
     (b) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries.
     (c) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 4.3, the term “Indemnitees” shall not include any Person who is an officer, director or employee of the Company or any of the Company’s Subsidiaries in such capacity as an officer, director or employee.

     Section 4.4. Regulatory Matters. If necessary, at the request of an Investor Stockholder, the Company shall promptly make any and all filings which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the conversion of the Purchased Shares into the Conversion Shares, the exercise of the Warrants for the Warrant Shares and the exercise of the rights pursuant to Section 4.1, and the Company agrees to furnish the Investor Stockholders with such necessary information and reasonable assistance as the Investor Stockholders may reasonably request, in connection with its preparation of any necessary filings or submissions to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, including, without limitation, any filings or notices necessary under the HSR Act. The Company shall pay or reimburse all expenses and fees payable to governmental authorities in connection with filings made pursuant to this Section 4.4.
     Section 4.5. Company Rights Agreement. During the Standstill Period, the Company agrees that it shall not take any action to amend, modify or supplement the Company Rights Agreement (as amended by the Rights Agreement Amendment), or adopt, propose or implement any other shareholder rights plan, in each case such that (a) the Rights become exercisable, (b) a Distribution Date (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) occurs, or (c) the Investor Stockholders or any of their Affiliates becomes an Acquiring Person (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan), in each case due to the Beneficial Ownership by the Investor Stockholders and their Affiliates of the Purchased Shares, Conversion Shares, Warrants, Warrant Shares and any other Equity Securities, so long as none of the Investor Stockholders, the Elevation Entities or any of their respective Affiliates, or any of the foregoing Persons acting in concert with any other Person, shall acquire any Economic Rights or Beneficial Ownership of Equity Securities if the effect of such acquisition would be that the Common Stock Beneficially Owned in the aggregate by the Investor Stockholders and their Affiliates (including, without limitation, any 13D Group of which any Investor Stockholder or any Affiliate thereof is a member) would exceed the Standstill Limit as may be in effect from time to time (regardless of the termination of the Standstill Period or any other provision of this Agreement), except (x) as a result of the Beneficial Ownership of or exercise of any Rights, (y) the receipt of any Capital Stock, rights or other securities from the Company pursuant to the terms of the Series B Preferred Stock, the Series C Preferred Stock or the Warrants (or the exercise or conversion of any such Capital Stock rights or other securities) and (z) Equity Securities issued to Appointed Directors or Investor Directors in their capacities as such, if any, provided that for purposes of calculating the number of shares of Common Stock Beneficially Owned by the Investor Stockholders and their Affiliates, there shall be excluded from such calculation shares of Common Stock Beneficially Owned by Affiliates of the Investor Stockholders that are not also Beneficially Owned by the Investor Stockholders up to the maximum number of shares of Common Stock that will be excluded pursuant to this clause equal one percent (1%) of the Diluted Common Shares Outstanding. It is agreed that for purposes of the Company Rights Agreement, if and to the extent that a Person is deemed not to be considered an Affiliate of an Investor Stockholder under the definition of “Affiliate” in Exhibit A hereto, such Person shall not be considered an “Affiliate” or “Associate” of an Investor Stockholder under the Company Rights Agreement (i.e., definitions of “Acquiring Person” and “Beneficial Owner”, respectively), or any successor or substitute therefor. It is agreed that to the extent that any Person (a “Contracting Party”) who is not an Investor Stockholder, Elevation Entity or Affiliate thereof, and who is not a member of any 13D Group of which any Investor Stockholder, Elevation Entity or Affiliate thereof is a member, enters into an agreement, arrangement or understanding with an Investor Stockholder, Elevation Entity or Affiliate thereof with respect to the purchase or sale from or to such Contracting Party of any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities (the securities that are the subject of such purchase/sale arrangement, “Subject Securities”), which agreement, arrangement or understanding is not in violation of the provisions of Section 4.2(a) (without regard to Section 4.2(b)) (to the extent directly relating to such purchase/sale, an “Unrelated Contract”), then (i) such Contracting Party and its affiliates and associates shall not be deemed to beneficially own (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) by virtue of such Unrelated Contract any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Investor Stockholder, Elevation Entity or Affiliate thereof, other than the Subject Securities, and (ii) no Investor Stockholder, Elevation Entity or Affiliate thereof shall be deemed to beneficially own (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) by virtue of such Unrelated Contract any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by the Contracting Party or its associates and affiliates, other than any Subject Securities (it being understood, for the purposes of clarity, that this sentence shall not in any way exclude from operation of the Company Rights Agreement (or its comparable term/provision under any successor or substitute shareholder rights plan) the effects of (A) any other agreement, arrangement or understanding with respect to the acquisition, disposition, holding or voting of any Equity Securities other than the purchase or sale, as applicable, of the Subject Securities and/or (B) any acting in concert by any Persons with respect to the acquisition, disposition, holding or voting of any Equity Securities other than the purchase or sale, as applicable, of the Subject Securities. To the extent that any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Investor Stockholder, Elevation Entity or Affiliate thereof are subject to any bona fide pledge (but not a foreclosure thereon) or contractual encumbrance (collectively, “Encumbrances”) resulting from a bona fide incurrence of indebtedness for money borrowed that is not entered into with the intent or purpose of effecting any action that would otherwise be prohibited by Section 4.2(a) or Article 3 (“Loans”) from any bank or financial institution (a “Loan Party”) (such securities, “Pledged Securities”), (x) no Loan Party or any of its associates or affiliates shall be deemed to beneficially own (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) by virtue of any such Encumbrances or agreements (to the extent directly relating to such Loans) any such Pledged Securities except any Equity Securities acquired by such Lender as a result of the foreclosure on such Pledged Securities and (y) no Investor Stockholder, Elevation Entity or Affiliate thereof shall be deemed to beneficially own (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Loan Party or any of its associates or affiliates by virtue of any such Encumbrances, or such agreements (to the extent directly relating to such Loans). In furtherance of the foregoing, during the Standstill Period, the Company shall in connection with any amendment, modification or supplement to this Agreement (the terms or provisions so amended, modified or supplemented, the “Amended Terms”), take such action as necessary to amend, modify or supplement the Company Rights Agreement (as amended from time to time), or any other shareholder rights plan then in effect, in each case to give effect to such Amended Terms (to the extent applicable) in the Company Rights Agreement, as may be amended or otherwise modified or supplemented from time to time, or any other shareholder rights plan then in effect, contemporaneously with such amendment, modification or supplement to this Agreement.
     Section 4.6. Section 16 Matters.
     (a) During the period commencing on the Closing Date and ending on the day after the later of (i) the six-month anniversary of the Closing Date and (ii) the six-month anniversary of any Transfer of shares of Series C Preferred Stock and Warrants required pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement, the Company agrees that it will not take any action that would result in an actual or deemed disposition or, if there has been any Transfer of shares of Series C Preferred Stock and Warrants required pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement, acquisition of Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Investor Stockholder or Elevation Entity subject to the disgorgement of profits pursuant to the requirements of Section 16(b) of the Exchange Act (assuming in all cases that such Persons would tender into any transaction described in Section 4.2(b)(ii) or approved by the Board), including without limitation (x) taking any action to permit, facilitate, exempt or exclude (by amendment, modification or supplement or otherwise) any Fundamental Change or any tender offer from operation of the Company Rights Agreement or (y) calling a stockholders meeting to approve or otherwise consummate any Fundamental Change or any other transaction that would result in such a disposition. Notwithstanding anything herein to the contrary, the Company shall be permitted to cause the Transfer of shares of Series C Preferred Stock and Warrants pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement.
     (b) In addition, for the purpose of seeking an exemption under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3), the Company shall, upon receiving reasonable prior notice from any Investor Stockholder or Elevation Entity, request that the Board or the applicable committee of the Board approve, in accordance with Rule 16b-3 and SEC no-action letters thereunder, any acquisitions from, or dispositions to, the Company of Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities, to the extent made by any Investor Stockholder, Elevation Entity or Affiliate thereof who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE 5
Miscellaneous
     Section 5.1. Termination. This Agreement shall terminate, except for this Article 5 and Section 4.2 and Section 4.3 which shall survive such termination, as follows: (i) with respect to a particular Investor Stockholder, on the date that such Investor Stockholder no longer beneficially owns, and has no contractual or other right to acquire, any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Warrants or Warrant Shares and (ii) upon the written consent of the parties hereto in such number and manner required for amendments hereto as provided in Section 5.7.
     Section 5.2. Expenses. Except as otherwise provided herein (and except as provided in the Series C Purchase Agreement), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the Company shall reimburse each Investor Stockholder and its Affiliates for reasonable out-of-pocket expenses incurred in connection with (i) monitoring their investment in the Purchased Shares and the Conversion Shares, provided that without the prior written consent of the Company, such reimbursement shall not exceed $50,000 in the aggregate in any year and (ii) the provision of services to the Company by an Investor Stockholder or any of its Affiliates as agreed to in writing for such services, from time to time, of the Company or any of its Subsidiaries.
     Section 5.3. Successors and Assigns; Assignment.
     (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by an Investor Stockholder or a Permitted Transferee without the prior written consent of the Company, except that Investor Stockholders and Permitted Transferees may assign their respective rights and obligations without such consent if a Transfer is made in accordance with Section 3.1(b)(ii).
     (b) Notwithstanding anything to the contrary herein, to the extent that the Company is not the Survivor of a Fundamental Change, the Company shall cause such Survivor of a Fundamental Change to become a party hereto and bound upon consummation of such Fundamental Change to the provisions of (i) Section 2.1(c)(i) (substituting the Survivor of a Fundamental Change for the Company) and (ii) to the extent that any VCOC Investor Stockholder directly or indirectly continues to hold any Purchased Shares or Conversion Shares, Section 2.9 (substituting the Survivor of a Fundamental Change for the Company).
     Section 5.4. No Third Party Beneficiaries. Except as specifically provided in Section 2.6 (with respect to which the Appointed Directors, Investor Directors and Indemnitees named therein shall be third party beneficiaries of such provisions), Section 2.9 (with respect to which an affiliated entity provided therein shall be third party beneficiaries of such provisions), Section 4.3 (with respect to which all Indemnitees shall be third party beneficiaries) and the last sentence of Section 5.7 (with respect to which holders of Common Stock who are not Investor

Stockholders or Affiliates thereof shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto or otherwise create any third-party beneficiary hereto.
     Section 5.5. Entire Agreement. This Agreement and the other agreements or documents referred to herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
     Section 5.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5.7. Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement shall be effective against the Company, unless it is approved in writing by the Company and no amendment, waiver or other modification of, or consent under, any provision of this Agreement shall be effective against the Investor Stockholders or a Permitted Transferee, unless it is approved in writing by Elevation or the Investor Stockholders Beneficially Owning a majority in interest of the Series B Preferred Stock, Series C Preferred Stock and Conversion Shares; provided that if any amendment or waiver operates in a manner that purports by its terms to treat any Investor Stockholder different from other Investor Stockholders in a manner adverse to such Investor Stockholder, the consent of such Investor Stockholder shall also be required for such amendment or waiver to be binding on such adversely affected Investor Stockholder; provided further that the Investor Stockholders or any Permitted Transferee may waive any rights or provide consent with respect to itself; provided further that notwithstanding the foregoing, the addition of a Permitted Transferee as a party hereto in accordance with the terms of Section 3.1(b)(ii) shall not constitute an amendment hereto and need be signed only by such Permitted Transferee. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. The Company shall not amend or waive Section 4.2(d) without the approval of the holders of a majority of the Voting Stock not Beneficially Owned by the Investor Stockholders or Affiliates thereof.
     Section 5.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Investor Stockholder’s or any Permitted Transferee’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
     Section 5.9. Notices. Except as otherwise provided herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, with respect to the Company, the Investor Stockholders and any Permitted Transferee, to their respective addresses specified in the Series C Purchase Agreement (or at such other address as any such party may specify by like notice). The Investor Stockholders will promptly provide the Company with written notice if at any time an Investor Stockholder or other Permitted Transferee no longer satisfies the criteria of a Permitted Transferee. Notwithstanding the foregoing, for so long as the Investor Director Entitlement or Director Representation Entitlement is greater than zero (0), (i) the Company shall be entitled to deliver all notices required hereunder to Elevation or one designee designated by Elevation in writing on behalf of all other Investor Stockholders, and (ii) Elevation or one designee designated in writing by Elevation shall be entitled to act on behalf of all Investor Stockholders, including for the avoidance of doubt, any Permitted Transferee, with respect to any action or consent to be taken by an Investor Stockholder hereunder.
     Section 5.10. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations as of the Closing Date. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     Section 5.11. Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement shall be governed in all respects by the Laws of the State of Delaware. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the Chancery Court of Delaware, so long as such court shall have subject matter jurisdiction over such Dispute, or if it does not have subject matter jurisdiction over such Dispute, the United States District Court or other state court in Delaware having jurisdiction of the Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.9 shall be deemed effective service of process on such party.
     (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 5.12. Specific Performance; No Special Damages.
     (a) The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
     (b) Each party agrees that there shall be no special, exemplary, punitive or multiple damages connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery, except to the extent such damages are actually incurred by a party hereunder to a third party, and hereby waives any rights to claim such damages. For purposes of clarity, the foregoing does not exclude consequential, indirect or incidental damages. Notwithstanding anything to the contrary in the foregoing, no damages (including lost profits) based on potential appreciation of the value of the Common Stock, Series B Preferred Stock, Series C Preferred Stock or Warrants of hypothetical investment returns or of potential alternative investments shall be taken into account in determining the amount of damages.

     Section 5.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date first set forth above.

PALM, INC.
By:	/s/ Edward T. Colligan
	Name:	Edward T. Colligan
	Title:	President and CEO

ELEVATION PARTNERS, L.P.
By:	Elevation Associates, L.P.,
as General Partner

By:	Elevation Associates, LLC,
as General Partner

By:	/s/ Bret Pearlman
	Name:	Bret Pearlman
	Title:	Member

ELEVATION EMPLOYEE SIDE FUND, LLC
By:	Elevation Management, LLC,
its manager

By:	/s/ Bret Pearlman
	Name:	Bret Pearlman
	Title:	Member

[Stockholders’ Agreement]

EXHIBIT A
Defined Terms
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Investor Stockholder or their Permitted Transferees, (ii) the portfolio companies in which the Investor Stockholders, any other Elevation Entities or any other Elevation Partners investment fund that is Controlled by, or under common control with, an Elevation Entity have directly or indirectly made a debt or equity investment shall not be considered Affiliates of the Investor Stockholders or their Permitted Transferees if the Investor Stockholders, alone, or together with their Permitted Transferees, (x) in the aggregate Beneficially Own securities that would comprise (upon conversion, exchange or exercise of any rights, options, warrants or similar securities, if applicable) less than 50% of the Total Current Voting Power of such portfolio company and (y) do not constitute, nor do they have the contractual or other legal right to elect, a majority of the members of the board or other governing body of such portfolio company, unless such portfolio company has received Confidential Information, directly or indirectly, or has been provided assistance with respect to the acquisition, holding, voting or disposition of Capital Stock from an Investor Stockholder or any of its Affiliates or has otherwise acted in concert with an Investor Stockholder or any of its Affiliates with respect to the acquisition, holding, voting or disposition of Capital Stock and (iii) a corporation or other entity (a “Specified Entity”) with respect to which (x) none of the Investor Stockholders or Elevation Entities has directly or indirectly made a debt or equity investment and (y) none of the Investor Stockholders, alone or together with their Permitted Transferees, constitute, or have the contractual or other legal right to elect, a majority of the members of the board or other governing body of such Specified Entity (and which otherwise is not controlled by an Elevation Entity), but which is an Affiliate of an individual who would be considered a controlling Affiliate of an Elevation Entity, will not be considered an Affiliate of the Investor Stockholders or their Permitted Transferees unless such Specified Entity has received Confidential Information, directly or indirectly or has been provided assistance with respect to the acquisition, holding, voting or disposition of Capital Stock from an Investor Stockholder or any of its Affiliates or has otherwise acted in concert with an Investor Stockholder or any of its Affiliates with respect to the acquisition, holding, voting or disposition of Capital Stock. For the avoidance of doubt, Permitted Transferees shall be considered Affiliates of the Investor Stockholders.
     “as converted” means, with respect to any Equity Securities owned by any Investor Stockholder and its Permitted Transferees that are convertible into, or exchangeable or exercisable for Common Stock, such Equity Securities on an as converted, exchanged or exercised basis.
     “Below Market” means (i) the issuance of Common Stock at a price per share less than 95% of the closing sale price of Common Stock on the trading day immediately prior to the date of a definitive agreement pursuant to which the sale of Common Stock is to occur or (ii) the issuance of any security convertible into or, exchangeable or exercisable for, Common Stock for a conversion, exchange or exercise price per share less than 95% of the closing sale price of Common Stock on the trading day immediately prior to the date of a definitive agreement pursuant to which the sale of such securities is to occur.
     “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that (i) a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person and (ii) a Person shall be deemed to be the beneficial owner of any securities with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities.
     “Board” means the Board of Directors of the Company.
     “Board Representation Entitlement” has the meaning assigned to it in the Series C Certificate of Designation.
     “Board Size Decrease” means a decrease in the authorized number of Directors then constituting the Board that, as a result thereof results in a reduction of the (i) Board Representation Entitlement to less than the number of Appointed Directors then serving on the Board or (ii) Investor Director Entitlement to less than the number of Investor Directors then serving on the Board.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
     “Bylaws” means the Bylaws of the Company, as in effect on the Closing Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Restated Certificate.
     “Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.
     “Change in Control of the Company” means any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the Voting Stock of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction (or the securities such Voting Stock is converted or exchanged into), represents less than 50% of the Total Current Voting Power of the surviving entity (or its parent) following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; or (iii) a sale of all or substantially all of the assets of the Company to any Person or Persons; or (iv) a liquidation or dissolution of the Company.
     “Committee Qualification Requirements” shall mean that the Investor Director shall, in the good faith judgment of the Board, meet at all times during the Investor Director’s service on a particular committee: (i) all independence requirements applicable to companies listed for quotation on Nasdaq (or other Exchange if the Company’s shares are listed on another Exchange) for members of the particular committee, (ii) be free of any relationship that, in the good faith judgment of the Board, would interfere with the exercise of independent judgment as a member of the particular committee, (iii) in the case of the Compensation Committee, be a “non-employee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), and (iv) in the case of the Audit Committee, satisfy the requirements of NASDAQ Marketplace Rule 4350(d)(2) for serving on the Audit Committee.
     “Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Company Rights Agreement” means that certain Preferred Stock Rights Agreement, dated as of September 25, 2000, as amended, between the Company and Computershare Trust Company of New York, as successor to Equiserve Trust Company, N.A. and Fleet National Bank.
     “Confidentiality Agreement” means the agreement, dated October 6, 2006, between the Company and Elevation Associates, L.P. with respect to confidential information.
     “Control” or “Controlled by” have the meaning set forth in Rule 12b-2 of the Exchange Act.
     “Controlled Affiliate(s)” means any Affiliate(s) of Elevation directly or indirectly Controlled by an Elevation Entity. For the avoidance of doubt, any entity that is not an Affiliate of an Elevation Entity as a result of the operation of clause (i), (ii) or (iii) of the definition of “Affiliate” shall not be considered a Controlled Affiliate.
     “Conversion Shares” means the Series B Conversion Shares and the Series C Conversion Shares.
     “Diluted Common Shares Outstanding” means the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of shares of Common Stock issuable upon the conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock plus (iii) the number of shares of Common Stock issuable upon the exercise of the Warrants plus (iv) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any Equity Securities of the Company sold in any Offering described in clause (ii) of the definition of Offering. For purposes of determining compliance with Section 4.3 in connection with any acquisition of Beneficial Ownership of shares of Common Stock, the Investor Stockholders and their Affiliates will be entitled to rely on (and the Diluted Common Shares Outstanding will be calculated by reference to) the information set forth in the most recent report on Form 10-Q or 10-K filed with the SEC unless the Company has provided Elevation more recent information regarding the components of the Diluted Common Shares Outstanding.
     “Director” means any member of the Board.
     “Dispute” has the meaning assigned to such term in Section 5.11(a).
     “Economic Rights” means, with respect to a security, the right to the full pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security.
     “Elevation Beneficial Ownership Percentage” means, at any time, the quotient of (a) the aggregate number of shares of Common Stock Beneficially Owned, but excluding Shared Beneficial Ownership of Common Stock, by the Investor Stockholders divided by (b) the sum of (i) the total number of shares of Common Stock outstanding at such time plus (ii) the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock and Series C Preferred Stock are entitled to convert at such time plus (iii) the number of shares of Common Stock issuable upon the exercise of the Warrants plus (iv) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any Equity Securities of the Company sold in any Offering described in clause (ii) of the definition of Offering. For purposes hereof, if a Share Ownership Reduction Cure Period shall have ever taken place (on one or more occasions), and at the end of such Share Ownership Reduction Cure Period there is a reduction in the number of Appointed Directors pursuant to Section 4(d)(iii) of the Series C Certificate of Designation or the number of Investor Directors pursuant to Section 2.1(d)(ii), then the Elevation Beneficial Ownership Percentage shall be deemed at any point in time thereafter to be no greater than the lowest Elevation Beneficial Ownership Percentage that shall have existed at the end of any such Share Ownership Reduction Cure Period.
     “Elevation Entity” means any of: (i) Elevation, (ii) Elevation Employee Side Fund, LLC, (iii) Elevation Associates, L.P., the sole general partner of Elevation, (iv) Elevation Associates, LLC, the sole general partner of Elevation Associates, L.P. and of Elevation GP Participants, LP,

(v) Elevation GP Participants, LP, a limited partner of Elevation Associates, L.P., and (vi) Elevation Management, LLC, the sole management company to Elevation, in each case so long as, with respect to such entity, such entity is under common control with Elevation.
     “Elevation Ownership Limit” means the Elevation Beneficial Ownership Percentage at the close of business on the Closing Date, provided that if any Investor Stockholder effects a Transfer to any Person other than one or more Permitted Transferees, then on and after the first day after the end of the fiscal quarter of the Company in which such Transfer occurred (the “Transfer Quarter”) the Elevation Ownership Limit will equal the Elevation Beneficial Ownership Percentage at the close of business on the last day of the Transfer Quarter; provided further, however, that the Elevation Ownership Limit shall never be higher than the Elevation Beneficial Ownership Percentage at the close of business on the Closing Date.
     “Equity Securities” means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including the shares of Series B Preferred Stock and Series C Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares).
     “Exchange” means the Nasdaq or the New York Stock Exchange, as the case may be.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Fundamental Change” has the meaning assigned to it in the Series C Certificate of Designation.
     “GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.
     “incur” means, directly or indirectly, to incur, refinance, create, assume, guarantee or otherwise become liable.
     “Information Rights Period” means the period beginning with the Closing Date and ending when the Investor Director Entitlement is zero (0).
     “Investor Director” means any Director designated or nominated for election to the Board by Investor Stockholders pursuant to Section 2.1.
     “Investor Director Entitlement” means, a number of Investor Directors (rounded to the nearest whole number) equal to the product of (x) the total number of Directors then comprising the full Board and (y) the lesser of the Maximum Voting Percentage and the Elevation Beneficial Ownership Percentage; provided, that, notwithstanding the foregoing (A) subject to clause (B) below, until such time as the Investor Stockholders shall have collectively Transferred (other than pursuant to a bona fide pledge, but not a foreclosure thereon or to one or more Permitted

Transferees who continue to be such) more than 70.0% of the aggregate Purchased Shares (calculated on an as-converted to Common Stock basis) and Conversion Shares to Persons other than Permitted Transferees who continue to be such (the “70% Transfer Date”), the Investor Director Entitlement shall in no event be less than one (1) and on and after the 70% Transfer Date, the Investor Director Entitlement shall mean zero (0), and (B) from and after the first time the Investor Stockholders cease to Beneficially Own, excluding Shared Beneficial Ownership, at least 7.5% of the Total Current Voting Power of the Survivor of a Fundamental Change, the Investor Director Entitlement shall thereafter mean zero (0). For purposes of this definition, however, “Purchased Shares” shall not include any shares of Series C Preferred Stock Transferred pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement and “Conversion Shares” shall not include any shares of Common Stock that may be issued or are issued upon conversion of shares of Series C Preferred Stock that do not constitute Purchased Shares.
     “Investor Stockholder Controlling Person” shall mean each Person that Controls, directly or indirectly, an Investor Stockholder.
     “Maximum Voting Percentage” has the meaning assigned to it in the Series C Certificate of Designation.
     “Maximum Voting Power” has the meaning assigned to it in the Series C Certificate of Designation.
     “Nasdaq” means The NASDAQ Stock Market, or any successor thereto.
     “Non-Constituent Issuer Fundamental Change” has, (i) with respect to the Series C Preferred Stock, the meaning assigned to it in the Series C Certificate of Designation, and (ii) with respect to the Series B Preferred Stock, the meaning assigned to it in the Series B Certificate of Designation.
     “Non-Voting Convertible Securities” means any securities which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock, but excluding Series B Preferred Stock and Series C Preferred Stock.
     “Offering” means (i) a firm commitment underwritten public offering of shares of Common Stock by the Company, or (ii) any offering of Common Stock or of Equity Securities convertible into, or exchangeable or exercisable for, Common Stock by the Company (which, for the avoidance of doubt, shall not be deemed to include any Transfer of shares of Series C Preferred Stock and Warrants required pursuant to, and in accordance with, Section 2.3 of the Series C Purchase Agreement) sold Below Market or for consideration per share that is less than the Series C Conversion Price (as defined in the Series C Certificate of Designation) in effect at the time of such offering, other than shares of Common Stock or other Equity Securities offered or issued in strategic acquisitions, for compensatory purposes, or in any commercial or other transaction the primary purpose of which is other than the raising of additional capital.
     “Permitted Transferee” means (i) an Elevation Entity’s directors and officers, (ii) any Elevation Entity, and (iii) any corporation, partnership or limited liability company which is and continues to be a Controlled Affiliate. In the event that such a corporation, partnership or limited liability company subsequent to a Transfer hereunder ceases to be a Controlled Affiliate (as described in clause (iii) above), or in the event that any Elevation Entity ceases to meet the definition thereof (as described in clause (ii) above) or if an Elevation Entity’s director or officer ceases to be such (any such event described in this sentence, a “Disqualifying Event”), such Disqualifying Event shall be considered a Transfer and shall be subject to the terms hereof with respect thereto, including Section 3.1. In the event of a Disqualifying Event, the Person that shall have ceased to be a Controlled Affiliate, Elevation Entity, or director or officer shall cease to be considered an Investor Stockholder or Permitted Transferee for any purpose hereunder or under the Series B Certificate of Designation or Series C Certificate of Designation, but for all purposes shall continue to be bound by the provisions of this Agreement as an Investor Stockholder.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Pro Rata Share” means, for any Investor Stockholder, such number of Equity Securities (of the same type as the Equity Securities being sold in the Offering) as shall equal the product obtained by multiplying (i) the quotient obtained by dividing (A) the number of shares of Common Stock (on an as converted basis) Beneficially Owned by such Investor Stockholder but excluding Shared Beneficial Ownership of Common Stock (it being understood that in determining the number of shares of Capital Stock Beneficially Owned, there shall be no double counting of such shares to the extent there is shared voting or dispositive power among any Investor Stockholder and any Permitted Transferee or among Permitted Transferees), by (B) the sum of (x) the number of shares of Common Stock outstanding as of the most recent practicable date prior to the Offering, (y) the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock and Series C Preferred Stock are then convertible pursuant to the respective terms of the Series B Certificate of Designation and Series C Certificate of Designation and (z) the number of shares of Common Stock issuable upon the exercise of the Warrants by (ii) the aggregate number of such Equity Securities being sold in the Offering.
     “Public Offering” means a public offering of shares of Common Stock pursuant to an effective registration statement (other than on Form S-4, Form S-8 or their equivalent) under the Securities Act.
     “Restated Certificate” means the Amended and Restated Certificate of Incorporation (including the Series B Certificate of Designation and Series C Certificate of Designation) of the Company, as in effect on the Closing Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.
     “Rights” shall have the meaning given thereto in the Company Rights Agreement (or the comparable right under any successor or substitute shareholder rights plan).
     “Right to Maintain Period” means the period beginning on the Closing Date and ending upon the earliest to occur of (i) the date that is seven years from the Original Issuance Date (as defined in the Series C Certificate of Designation) of the Series C Preferred Stock, (ii) the first date on which the Elevation Beneficial Ownership Percentage ceases to be at least 10.0%, and (iii) a Fundamental Change.
     “Right to Vote” means, with respect to a security, the right to direct the voting of a security with respect to any matter for which the security is entitled to vote.
     “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series B Certificate of Designation” means the Certificate of Designation with respect to the Series B Preferred Stock, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
     “Series B Conversion Shares” means the shares of Common Stock that may be issued upon the conversion of the Series B Preferred Stock as provided for in the Series B Certificate of Designation.
     “Series B Preferred Stock” means the Preferred Stock of the Company that is designated as Series B Convertible Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the Series B Conversion Shares upon conversion thereof as contemplated by the Series B Certificate of Designation).
     “Series C Certificate of Designation” means the Certificate of Designation with respect to the Series C Preferred Stock, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
     “Series C Conversion Shares” means the shares of Common Stock that may be issued upon the conversion of the Series C Preferred Stock as provided for in the Series C Certificate of Designation.

     “Series C Preferred Stock” means the Preferred Stock of the Company that is designated as Series C Convertible Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the Series C Conversion Shares upon conversion thereof as contemplated by the Series C Certificate of Designation).
     “Shared Beneficial Ownership” means Beneficial Ownership in which (a) voting power is shared with another Person, except in the case of the Investor Stockholders and their Permitted Transferees, to the extent that such shared voting power is shared only with another Investor Stockholder or Permitted Transferee and/or (b) the Investor Stockholders and/or their Permitted Transferees have effected a Transfer to a Person other than a Permitted Transferee, provided that any contractual encumbrance resulting from a bona fide incurrence of indebtedness for money borrowed (including an obligation to repay such indebtedness with the proceeds of any Transfer of, or dividend or distribution on, any shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock) not incurred in violation of Section 3.1 shall not be deemed to be a Transfer, loss or reduction in the Beneficial Ownership associated with such shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock.
     “Share Ownership Reduction” means a reduction, for any reason, in the Elevation Beneficial Ownership Percentage which would result in a reduction to the number of Directors the Investor Stockholders are entitled to nominate, designate or appoint pursuant to Section 2.1.
     “Share Ownership Reduction Cure Period” means the period commencing on the date the Company provides the Company Notice and ending on the date 60 days thereafter.
     “Standstill Limit” shall mean, at any time, the greater of:
     (i) the product of (x) 10% and (y) the number of Diluted Common Shares Outstanding; and
     (ii) the lesser of (x) the product of (A) the Elevation Ownership Limit and (B) the number of Diluted Common Shares Outstanding and (y) the product of (A) 39.9% and (B) the Maximum Voting Power.
     “Standstill Period” means the period beginning on the Closing Date and ending on the latest of (i) the third anniversary of the Closing Date, (ii) the time that the Investor Stockholders no longer have the right (whether pursuant to this Agreement, the Series B Certificate of Designation or the Series C Certificate of Designation) to nominate (or have nominated), designate or elect an Appointed Director or an Investor Director to serve on the Board or board of directors or similar governing body of any Survivor of a Fundamental Change, and (iii) the date that an Elevation Affiliate no longer serves on the Board or on the board of directors or similar governing body of any Survivor of a Fundamental Change.

     “Survivor of a Fundamental Change” means (a) the issuer of the securities received by the holders of Common Stock (in their capacities as such) upon the consummation of a Fundamental Change, to the extent the holders of Common Stock receive other securities in exchange, conversion or substitution of their Common Stock in the transaction that resulted in such Fundamental Change or (b) the Company (or its successor) in all other circumstances of a Fundamental Change.
     “Third-Party Takeover Proposal” means an offer or proposal by a Person other than any Investor Stockholder, any Affiliate of any Investor Stockholder or any 13D Group of which any Investor Stockholder or any of its Permitted Transferees is a member that has been publicly disclosed by the Company to effect a Change in Control of the Company.
     “13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Equity Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D (a “Schedule 13D”) pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Equity Securities representing more than 5% of any class of Equity Securities then outstanding.
     “Total Current Voting Power” means, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast on a general matter of the entity at which all classes of equity voting securities of the entity are entitled to vote (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity) plus, for any determination with respect to the Total Current Voting Power following a Non-Constituent Issuer Fundamental Change, the number of votes that the holders of Series B Preferred Stock and holders of Series C Preferred Stock would have been entitled to vote (by virtue of the number of shares of Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Fundamental Change) if they had converted to Common Stock pursuant to the respective Series B Certificate of Designation and Series C Certificate of Designation immediately prior to the Fundamental Change; provided that for any determination with respect to the Total Current Voting Power of the Company, such determination shall take into account the limitation resulting from application of the Maximum Voting Percentage pursuant to Section 4(a) of the Series B Certificate of Designation and Section 4(a) of the Series C Certificate of Designation.
     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge (other than a bona fide pledge not in violation of Section 3.1 (but not a foreclosure thereon)), encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge (other than (except for purposes of Section 3.1(b)) a bona fide pledge not in violation of Section 3.1 (but not a foreclosure thereon)), encumbrance, hypothecation or similar disposition of, any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares beneficially owned by a person or any interest (including any Economic Rights or Voting Rights or creation of Shared Beneficial Ownership) in any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares beneficially owned by a Person, provided that (except for purposes of Section 3.1(b)) any contractual encumbrance resulting from a bona fide incurrence of indebtedness for money borrowed (including an obligation to repay such indebtedness with the proceeds of any Transfer of, or dividend or distribution on, any shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock) not incurred in violation of Section 3.1 shall not be deemed to be a Transfer associated with such shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares.
     “Transferee” means any Person to whom any Investor Stockholder or any Permitted Transferee or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.
     “Uncured Share Ownership Reduction” means a decrease, for any reason, in the Elevation Beneficial Ownership Percentage that results in a reduction in the number of Directors that constitutes the Investor Director Entitlement; provided, however that if, during an applicable Share Ownership Reduction Cure Period, the Elevation Beneficial Ownership Percentage is increased to, and maintained at, the minimum Elevation Beneficial Ownership Percentage necessary to avoid a reduction in the number of Directors that constitutes the Investor Director Entitlement as of immediately prior to such decrease, then, subject to the last sentence of the definition of Elevation Beneficial Ownership Percentage in this Exhibit A, an Uncured Share Ownership Reduction shall be deemed not to have occurred (it being understood that any subsequent decrease in Elevation Beneficial Ownership Percentage that results in a reduction in the number of Directors that constitutes the Investor Director Entitlement may again qualify as an Uncured Share Ownership Reduction).
     “Voting Stock” means shares of the Common Stock, Series B Preferred Stock, Series C Preferred Stock and any other securities of the Company or its successor having the power to vote in the election of members of the Board of the Company or its successor.
     “Warrant Shares” means the shares of Common Stock that may be issued upon the exercise of the Warrants.